        As filed with the Securities and Exchange Commission on December 4, 2000
                                                  Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       ----------------------------------

                              PUMA TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                         7372                 77-0349154
(STATE OR OTHER JURISDICTION        (PRIMARY STANDARD        (I.R.S. EMPLOYER
      OF INCORPORATION          INDUSTRIAL CLASSIFICATION    IDENTIFICATION
      OR ORGANIZATION)                 CODE NUMBER)              NUMBER)

                       ----------------------------------

                       2550 NORTH FIRST STREET, SUITE 500
                               SAN JOSE, CA 95131
                                 (408) 321-7650
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       ----------------------------------

                                 BRADLEY A. ROWE
                             CHIEF EXECUTIVE OFFICER
                       2550 NORTH FIRST STREET, SUITE 500
                               SAN JOSE, CA 95131
                                 (408) 321-7650
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                       ----------------------------------

                                   COPIES TO:
                             ADELE C. FREEDMAN, ESQ.
                         GENERAL COUNSEL ASSOCIATES LLP
                               1891 LANDINGS DRIVE
                             MOUNTAIN VIEW, CA 94043
                                 (650) 428-3900

                       ----------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                                               CALCULATION OF REGISTRATION FEE

============================================== =================== ================= =================== ===================
                  Title of                        Amount to be         Proposed           Proposed           Amount of
                Securities to                      Registered          Maximum            Maximum         Registration Fee
                be Registered                                       Offering Price       Aggregate
                                                                     Per Share(1)     Offering Price(1)
============================================== =================== ================= =================== ===================
Common Stock, $.001 par value                       439,379            $8.15625          $3,583,685           $948.25
============================================== =================== ================= =================== ===================

(1) Estimated solely for purposes of calculation of the registration fee based on the high and low sales prices of the Registrant's Common Stock on the Nasdaq National Market on November 28, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

            PRELIMINARY, SUBJECT TO COMPLETION, DATED DECEMBER 4, 2000

PROSPECTUS

                                 439,379 SHARES

                              PUMA TECHNOLOGY, INC.


                              --------------------

                                  COMMON STOCK

                              --------------------


         The selling stockholders listed on page 20 are offering up to 439,379 shares of Puma Technology, Inc. common stock. We sold the shares to the selling stockholders on July 6, 2000, October 18, 2000 and November 7, 2000 in unrelated private transactions.

         The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is quoted on the Nasdaq National Market under the symbol "PUMA." On November 28, 2000, the average of the high and low price for the common stock was $8.15625.

         Investing in our common stock involves risks. See "Business Risks" beginning on page 2 of this prospectus for certain risks and uncertainties that you should consider.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   -------------------------------------------

                The date of this prospectus is December __, 2000.

                                TABLE OF CONTENTS

                                                                          PAGE
Where You Can Find More Information.....................................    1
About Puma..............................................................    2
Business Risks..........................................................    2
Plan of Distribution....................................................   17
Selling Stockholders....................................................   20
Legal Matters...........................................................   21
Experts.................................................................   21

         No person is authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

         (a) Annual Report on Form 10-K for the fiscal year ended July 31, 2000, filed with the SEC on October 27, 2000, including certain information in our Definitive Proxy Statement in connection with our 2000 Annual Meeting of Stockholders;

         (b) Our Current Report on Form 8-K filed October 17, 2000; and

         (c) The description of our common stock contained in our registration statement on Form 8-A filed November 8, 1996, including any amendments or reports filed for the purpose of updating such descriptions.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Kelly Hicks, Vice President of Operations and Chief Financial Officer

         Puma Technology, Inc.
         2550 North First Street, Suite 500
         San Jose, CA 95131
         (408) 321-7650

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                   ABOUT PUMA

         We are a Delaware corporation. Our principal executive offices are located at 2550 North First Street, Suite 500 San Jose, CA 95131 and our telephone number at that address is (408) 321-7650. In this prospectus references to "Puma," "we," "us" and "our" refer to Puma Technology, Inc. unless the context requires otherwise.

                                 BUSINESS RISKS

         An investment in our common stock offered pursuant to this prospectus involves a high degree of risk. Our common stock should not be purchased if you cannot afford the loss of your entire investment. Purchasers should carefully consider the following risk factors in conjunction with the other information included and incorporated by reference in this prospectus before purchasing or otherwise acquiring our common stock. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth or incorporated by reference in this prospectus, including our financial statements and the related notes.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expects," "anticipates," "intends," and "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

         BECAUSE WE HAVE LIMITED INTERNET OPERATING HISTORY, IT IS DIFFICULT TO EVALUATE OUR BUSINESS, AND WE MAY FACE VARIOUS RISKS, EXPENSES AND DIFFICULTIES ASSOCIATED WITH EARLY STAGE COMPANIES.

         Historically, we have licensed our products and technology primarily to PC OEMs, corporations and to end users through our channels of distribution. In the second quarter of fiscal 2000, we launched our Internet initiative. This initiative has required us to add additional resources and to develop and market our Intellisync.com portal and the products and technologies recently acquired in the ProxiNet, NetMind and Dry Creek mergers, and the Windward Group and SwiftTouch asset purchases. We plan to market and license our new web-based products and solutions to wireless carriers, Web portals and individual consumers. We also plan to offer these new products and solutions to corporations. We expect to incur significant costs in completing the launch of our Internet initiative.

         Our overall operating results have changed significantly as a result of developing and bringing to market our new Internet products. It is important to understand that our historical financial statements include operating results of our recently launched Internet initiative only to the extent that NetMind's historical operating results have been reflected under pooling-of-interest accounting. As a result of our Internet initiative, we expect our combined results to reflect an operating loss for at least the next several quarters. There can be no assurance that we will be able to achieve or sustain profitability.

         Since we just launched our Internet initiative, there is little information on which to evaluate our business and prospects as an Internet company. An investor in our common stock should consider the risks, expenses and difficulties that young companies frequently encounter in the new and rapidly evolving markets for Internet products and services. These risks to us include:

         -    our evolving new business model;

         -    our need and ability to manage growth; and

         -    rapid evolution of technology.

         To address these risks and uncertainties, we must take several steps, including:

         -    creating and maintaining strategic relationships;

         -    expanding sales and marketing activities;

         -    integrating existing and acquired technologies;

         -    expanding our customer base and retaining key clients;

         - introducing new services, including our Professional Services Organization;

         - managing rapidly growing operations, including new facilities and information technology infrastructure;

         -    competing in a highly competitive market; and

         -    attracting, retaining and motivating key employees.

         We may not be successful in implementing any of our strategies or in addressing these risks and uncertainties. We expect that our operating expenses will continue to increase, primarily as a result of our investment in our new Internet product initiative. Moreover, even if we accomplish our objectives, we still may not achieve sustainable profitability in the future.

         We have invested substantial amounts in technology and infrastructure development and development of our professional services organization. We expect to continue to invest substantial financial and other resources to develop and introduce new Internet and wireless products and services, and to expand our sales and marketing organizations, our professional services organization, strategic relationships and operating infrastructure. We expect that our cost of revenue, sales and marketing expenses, general and administrative expenses, operations and customer support expenses, and depreciation and amortization expenses will continue to increase in absolute dollars and may increase as a percent of revenue. If revenue does not correspondingly increase, our operating results and financial condition could be negatively affected.

         HOSTING OUR MOBILE APPLICATION PLATFORM ON INTELLISYNC.COM MAY NOT OCCUR OR MAY NOT BE SUCCESSFUL; AND, IF SUCCESSFUL, MAY DIVERT OUR ATTENTION FROM OUR EXISTING PRODUCT LICENSE BUSINESS, WHICH COULD RESULT IN LOWER REVENUE FROM SUCH BUSINESS.

         In late October, we announced the launch of a nationwide beta test of the Intellisync.com Web service, our Mobile Application Platform. We expect that Intellisync.com will be made available to the public in the first half of calendar 2001. As part of the public launch, we intend to announce the fee structure for the premium services that we plan to offer on our Intellisync.com service. Any delay in launching Intellisync.com may have a negative effect on our revenue and results of operations. In addition, even if we launch it, our customers may not choose to use MAP through Intellisync.com for their applications for a variety of reasons, including: the actual or perceived reduction in security protections of mobile solutions hosted on the Internet; the possible reluctance to be dependent on a third party to host important information and infrastructure and to perform basic support and other functions; and the possible inability of MAP to be able to support many users in an enterprise-wide environment. Although we expect to derive a significant portion of our future revenue from our Intellisync.com subscription offering, we have not yet commercially introduced it and we do not have a proven expense and revenue model for it. Intellisync.com may not be commercially viable if our expense and revenue model is not acceptable to our customers. This would seriously harm our business, particularly if the failure of Intellisync.com and MAP to achieve market acceptance negatively affects sales of our other products and services. In addition, if our customers adopt the MAP offering through Intellisync.com, we may experience a decline in the growth of our existing product license business.

         THE SIZE OF THE MOBILE COMPUTING MARKET CANNOT BE ACCURATELY PREDICTED, AND IF OUR MARKET DOES NOT GROW AS WE EXPECT, OUR REVENUE WILL BE BELOW OUR EXPECTATIONS AND OUR BUSINESS AND FINANCIAL RESULTS WILL SUFFER.

         We are focusing on expanding into the mobile computing market, an unproven market. Accordingly, the size of this market cannot be accurately estimated and therefore we are unable to accurately determine the potential demand for our products and services. If our customer base does not expand or if there is not widespread acceptance of our products and services, our business and prospects will be harmed. We believe that our potential to grow and increase the market acceptance of our products depends principally on the following factors, some of which are beyond our control:

         -    the effectiveness of our marketing strategy and efforts;

         -    our product and service differentiation and quality;

         -    our ability to provide timely, effective customer support;

         - our distribution and pricing strategies as compared to our competitors;

         - growth in the sales of handheld devices supported by our software and growth in wireless network capabilities to match end user demand and requirements;

         -    our industry reputation; and

         - general economic conditions such as downturns in the computer or software markets.

         OUR BUSINESS AND PROSPECTS DEPEND ON DEMAND FOR AND MARKET ACCEPTANCE OF THE INTERNET, WIRELESS DEVICES AND MOBILE COMPUTING DEVICES.

         The increased use of the Internet, wireless devices and mobile computing devices for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners, and for Internet personalization services has only begun to develop in recent years. Our success will depend in large part on continued growth in the use of the Internet, wireless devices and mobile computing devices. Critical issues concerning the commercial use of the Internet, wireless devices and mobile computing devices, including security, reliability, cost, ease of access and use, quality of service, regulatory initiatives and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for our services. The adoption of the Internet, wireless devices and mobile computing devices for information retrieval and exchange, commerce and communications generally will require the acceptance of a new medium of conducting business and exchanging information. Demand for and market acceptance of the Internet, wireless devices and mobile computing devices are subject to a high level of uncertainty and are dependent on a number of factors, including:

         - the growth in access to and market acceptance of new interactive technologies;

         - emergence of a viable and sustainable market for Internet personalization services;

         - the development of technologies that facilitate interactive communication between organizations; and

         -    increases in bandwidth for data transmission.

         If the market for Internet personalization services or the Internet, wireless devices and mobile computing devices as a commercial or business medium does not develop, or develops more slowly than expected, our business, results of operations and financial condition will be seriously harmed.

         Specifically, even if an Internet personalization services market does develop, services that we currently offer or may offer in the future may not achieve widespread market acceptance. Failure of our current and planned services to operate as expected could delay or prevent their adoption. If our target customers do not adopt, purchase and successfully deploy our current and planned services, our revenue will not grow significantly and our business, results of operations and financial condition will be seriously harmed. We have not taken any steps to mitigate the risks associated with reduced demand for our existing Internet personalization services.

         OUR MARKET CHANGES RAPIDLY DUE TO CHANGING TECHNOLOGY AND EVOLVING INDUSTRY STANDARDS. IF WE DO NOT ADAPT TO MEET THE SOPHISTICATED NEEDS OF OUR CUSTOMERS, OUR BUSINESS AND PROSPECTS WILL SUFFER.

         The market for our services is characterized by rapidly changing technology, evolving industry standards and frequent new service introductions. Our future success will depend to a substantial degree on our ability to offer services that incorporate leading technology, address the increasingly sophisticated and varied needs of our current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. You should be aware that:

         - our technology or systems may become obsolete upon the introduction of alternative technologies;

         - we may not have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings; and

         - the price of the services we provide is expected to decline as rapidly as the cost of any competitive alternatives.

         We may not be able to effectively respond to the technological requirements of the changing market. To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of such technologies and equipment are likely to continue to require significant capital investment by us. Sufficient capital may not be available for this purpose in the future, and even if it is available, investments in new technologies may not result in commercially viable technological processes and there may not be commercial applications for such technologies. If we do not develop and introduce new products and services and achieve market acceptance in a timely manner, our business and prospects may suffer.

         OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND MAY BE DIFFICULT TO PREDICT.

         Our operating results have fluctuated in the past, and with our Internet initiative and the ProxiNet, NetMind and Dry Creek acquisitions and the Windward Group and SwiftTouch asset purchases, our operating results are likely to continue to fluctuate significantly. A number of factors, many of which are outside of our control, are likely to cause fluctuations in operating results, including, but not limited to:

         -    the demand for our products and services;

         - our success in developing new products and integrating acquired technologies;

         - the timing of new product introductions by us and our competitors;

         -    market acceptance of our new and enhanced products and services;

         - market acceptance of handheld devices generally, and those supported by our products and services;

         -    the emergence of new industry standards;

         -    the timing of customer orders;

         -    the mix of products and services sold;

         -    product life cycles;

         -    competition;

         -    the mix of distribution channels employed;

         -    seasonal trends;

         - the timing and magnitude of our capital expenditures, including costs relating to the expansion of operations;

         - the evolving and unpredictable nature of the markets for our products and mobile computing devices generally;

         - the rate of growth of the Internet and the personal computer market in general; and

         -    general economic conditions.

         In addition, we typically operate with a relatively small order backlog. As a result, quarterly sales and operating results depend in part on the volume and timing of orders received and fulfilled within the quarter, which are difficult to forecast. A significant portion of our expense levels is fixed in advance, based in large part on our resource requirements to meet planned product and customer requirements. If revenue is below expectations in any given quarter, the adverse impact of the shortfall on operating results may be magnified by our inability to adjust spending to compensate for the shortfall. Therefore, a shortfall in actual revenue as compared to estimated revenue would have an immediate adverse effect on our business, operating results and financial condition that could be material.

         Due to our ongoing efforts to expand into retail and reseller channels, we are focusing our efforts on licensing our server and personal applications to corporations and licensing our Software Development Kits to software developers and mobile computing device manufacturers. As a result, we expect that our notebook and PC OEM revenue will decrease as a percentage of our overall revenue. This new sales strategy has the following risks:


         - sales into these channels are harder to predict and may have lower margins than sales in other channels;

         - we have a very limited history in penetration and support for these channels;

         - the average transaction size and sales cycle vary significantly, making forecasting difficult;

         - smaller transactions may have relatively higher administrative costs;

         - any significant deferral of purchases of our products by customers could jeopardize our operating results in any particular quarter;

         - to the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected;

         - products that are accepted in the OEM market may not be readily accepted by corporations;

         - we may incur increased costs related to new infrastructure requirements; and

         - planned marketing strategy may require significant expenditures but may not have immediate or future beneficial effects or sales.

         Our gross margin on service revenue, particularly non-recurring engineering service and professional service revenue, is substantially lower than gross margin on license revenue. We have recently acquired Dry Creek and, in connection with the acquisition of assets from the Windward Group, we hired a number of employees of the Windward Group, which forms the basis of our professional services group, and, consequently, we expect that professional services revenue, as well as non-recurring engineering service revenue, will increase in future quarters. Any increase in non-recurring engineering service revenue would have a corresponding increase in cost of revenue and would have an adverse effect on our gross margins as a percent of total revenue. We may also change prices or increase spending in response to competition or to pursue new market opportunities.

         The operating results of many software companies reflect seasonal fluctuation. For example, sales in Europe and certain other countries typically are adversely affected in the summer months when business activity is reduced. Our revenue and operating results may be adversely affected by diminished demand for products on a seasonal basis.

         Period-to-period comparisons of operating results are not a good indication of future performance. It is likely that operating results in some quarters will be below market expectations. In this event, the price of our common stock is likely to decline.

         RAPID GROWTH IN OUR BUSINESS COULD STRAIN OUR RESOURCES AND HARM OUR BUSINESS AND FINANCIAL RESULTS.

         The planned expansion of our Internet initiative as well as growth in our existing enterprise business will place a significant strain on our management, financial controls, operations systems, personnel and other resources. To date, revenue recognized from our Internet initiative, $2.0 million in fiscal 2000, has been limited. If we are successful in implementing our marketing strategy, we also expect the demands on our technical support resources to grow rapidly, and we may experience difficulties responding to customer demand for our services and providing technical support in accordance with our customers' expectations. We expect that these demands will require not only the addition of new management personnel, but also the development of additional expertise by existing management personnel and the establishment of long-term relationships with third-party service vendors. Additionally, we have recently opened additional facilities in New Hampshire and intend to open new offices in Europe. We may encounter difficulties in integrating information and communications systems in multiple locations. We may not be able to keep pace with growth, successfully implement and maintain our operational and financial systems or successfully obtain, integrate and utilize the employees, facilities, third-party vendors and equipment, or management, operational and financial resources necessary to manage a developing and expanding business in our evolving and increasingly competitive industry. If we are unable to manage growth effectively, we may lose customers or fail to attract new customers and our business and financial results will suffer.

         BECAUSE TRACKING INTERNET-BASED INFORMATION ACROSS THE ENTIRE WORLDWIDE WEB IS A HIGHLY COMPLEX PROCESS, OUR PRODUCTS AND SERVICES MAY HAVE ERRORS OR DEFECTS THAT COULD SERIOUSLY HARM OUR BUSINESS.

         The tracking of Internet-based information across the entire worldwide Web is a highly complex process. We and our customers have, from time to time, discovered errors and defects in our software. In the future, there may be additional errors and defects in our software that may adversely affect our products and services. If we are unable to efficiently fix errors or other problems that may be identified, we could experience:

         -    loss of or delay in revenue and loss of market share;

         -    loss of customers;

         -    failure to attract new customers or achieve market acceptance;

         -    diversion of development resources;

         -    loss of reputation and credibility;

         -    increased service costs; and

         -    legal actions by our customers.

         IF WE ARE UNABLE TO SUCCESSFULLY EXPAND OUR PROFESSIONAL SERVICES ORGANIZATION, CUSTOMER SATISFACTION AND DEMAND FOR OUR PRODUCTS WILL SUFFER.

         We believe that successful implementation of our technology by our customers and future growth in our product sales depend on our ability to provide our customers with professional services, including customer support, training, consulting and initial implementation and deployment of our products. We have developed an in-house professional services organization with employees who can perform these tasks and who also educate third-party systems integrators in the use of our products so that they can provide these services to our customers. Competition for qualified professional services personnel is intense due to the limited number of people who have the requisite knowledge and skills. As a result, we may not be able to attract or retain a sufficient number of qualified professional services personnel. If we are unable to develop sufficient relationships with third-party systems integrators and our professional services organization is under-staffed, we could be unable to complete implementations in a timely manner, which would cause delays in revenue recognition. In addition, if we do not provide adequate customer support, consulting and training for our customers, we could face customer dissatisfaction, damage to our reputation and decreased overall demand for our products.

         ACQUISITIONS WE HAVE MADE AND MAY MAKE IN THE FUTURE COULD DISRUPT OUR BUSINESS OR NOT BE SUCCESSFUL AND HARM OUR FINANCIAL CONDITION.

         We have in the past acquired or made investments in, and intend in the future to acquire or make investments in other complementary companies, products and technologies. We have acquired certain assets of the Windward Group and SwiftTouch and acquired Dry Creek, NetMind, ProxiNet, SoftMagic Corporation, RealWorld Solutions, Inc. and IntelliLink Corporation. In the event of any future acquisitions or investments, we could:

         - issue stock that would dilute the ownership of our then existing stockholders;

         -    incur debt;

         -    assume liabilities;

         - face SEC challenges to the accounting treatment of these acquisitions which may result in changes to our financial statements and cause us to incur charges to earnings over time that we did not expect;

         - incur amortization expenses related to goodwill and other intangible assets; or

         -    incur large and immediate write-offs.

         These acquisitions and investments also involve numerous risks, including:

         - problems integrating the operations, technologies or products purchased with those we already have;

         -    unanticipated costs and liabilities;

         -    diversion of management's attention from our core business;

         - adverse effects on existing business relationships with suppliers and customers;

         - risks associated with entering markets in which we have no or limited prior experience; and

         - potential loss of key employees, particularly those of the acquired organizations.

     WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT A TAKEOVER THAT STOCKHOLDERS MAY CONSIDER FAVORABLE.

     Certain provisions of our certificate of incorporation and bylaws and provisions of Delaware law could have the effect of delaying, deferring or preventing an acquisition of us. These provisions include a classified board of directors and limitations on actions by our stockholders by written consent. In addition, our board of directors has the right to issue up to 2,000,000 shares of "blank check" preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. The preferred stock we issue could have mandatory redemption features, liquidation preference and other rights that are senior to the rights of common stockholders. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

     In addition, our stockholders may not take actions by written consent and our stockholders are limited in their ability to make proposals at stockholder meetings.

     Our common stock will likely be subject to substantial price and volume fluctuations due to a number of factors, some of which are beyond our control.

     The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price is subject to wide fluctuations in response to a variety of factors including:

          -    quarterly variations in operating results;

          -    announcements of technological innovations;

          - announcements of new software or services by us or our competitors;

          -    changes in financial estimates by securities analysts; or

          -    other events beyond our control.

     In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Any negative change in the public's perception of the Internet or Internet software companies or companies in the wireless communications market could depress our stock price regardless of our operating results.

     Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock when such stock declines. If any of our stockholders brought such a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

     We expect that our future operating results could fluctuate significantly as a result of numerous factors including, but not limited to, the demand for our products, our success in developing new products, the timing of new product introductions by us and our competitors, the timing of releases of new handheld devices by our customers, market acceptance of our new and enhanced products, the emergence of new industry standards, the timing of customer orders, the mix of products sold, competition, the mix of distribution channels employed, the evolving and unpredictable nature of the markets for our products and mobile computing devices generally, the rate of growth of the personal computer market in general and general economic conditions.

     WE MAY REQUIRE ADDITIONAL CAPITAL, WHICH WE MAY NOT BE ABLE TO OBTAIN.

     The expansion and development of our business may require additional capital in the future to fund our operating losses, working capital needs and capital expenditures. Historically, we have has relied on the capital markets, including a private placement in March 2000, to raise money for our working capital and capital expenditure needs. The capital markets are very volatile and we may not be able to obtain future equity or debt financing in the future on satisfactory terms or at all. Our failure to generate sufficient cash flows from sales of products and services or to raise sufficient funds may require us to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities. Our inability to obtain additional capital on satisfactory terms may delay or prevent the expansion of our business, which could cause our business, operating results and financial condition to suffer.

     Our working capital is primarily comprised of cash, short-term investments, accounts receivable, inventory, other current assets, accounts payable, accrued expenses, deferred revenue and current portion of notes payable. The timing and amount of our future capital requirements may vary significantly depending on numerous factors, including our financial performance, technological, competitive and other developments in our industry. These factors may cause our actual revenue and costs to vary from expected amounts, possibly to a material degree, and such variations are likely to affect our future capital requirements.

     WE ARE DEPENDENT ON OUR INTERNATIONAL OPERATIONS FOR A SIGNIFICANT PORTION OF OUR REVENUES.

     Our international activities expose us to additional risks. International revenue, primarily from customers based in Japan, accounted for 27%, 40% and 48% of our revenue in fiscal 2000, 1999 and 1998, respectively. A key component of our strategy is to further expand our international activities. As we continue to expand internationally, we are increasingly subject to risks of doing business internationally, including:

          -    unexpected changes in regulatory requirements and tariffs;

          - export controls relating to encryption technology and other export restrictions;

          -    political and economic instability;

          -    difficulties in staffing and managing foreign operations;

          - reduced protection for intellectual property rights in some countries;

          -    longer payment cycles;

          -    problems in collecting accounts receivable;

          -    potentially adverse tax consequences;

          - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world;

          - fluctuations in currency exchange rates that may make our products more expensive to international customers;

          - causing gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations due to foreign currency denominated sales;

          - nonrefundable withholding taxes on royalty income from customers in certain countries, such as Japan and Taiwan;

          - an adverse effect on our provision for income taxes based on the amount and mix of income from foreign customers; and

          - exposure to risk of non-payment by customers in foreign countries with highly inflationary economies.

     Any of these risks could harm our international operations. For example, some European countries already have laws and regulations related to content distributed on the Internet and technologies used on the Internet that are more strict than those currently in force in the United States. The European Parliament has recently adopted a directive relating to the reform of copyright in the European Community that will, if made into law, restrict caching and mirroring. Any or all of these factors could cause our business and prospects to suffer.

     Our international sales growth will be limited if we are unable to establish additional foreign operations, expand international sales channel management and support, hire additional personnel, customize products for local markets and develop relationships with international service providers, distributors and device manufacturers. Even if we are able to successfully expand international operations, we cannot be certain that we will succeed in maintaining or expanding international market demand for our products.

     FOREIGN EXCHANGE FLUCTUATIONS COULD DECREASE OUR REVENUES OR CAUSE US TO LOSE MONEY, ESPECIALLY SINCE WE DO NOT HEDGE AGAINST CURRENCY FLUCTUATIONS.

     To date, the majority of our customers have paid for our services in U.S. dollars. For fiscal 2000, 1999 and 1998, costs denominated in foreign currencies were nominal and we had minimal foreign currency losses during those periods. However, we believe that in the future an increasing portion of our costs will be denominated in foreign currencies. Fluctuations in the value of the Yen, Euro or other foreign currencies may cause our business and prospects to suffer. We will also be exposed to increased risk of non-payment by our customers in foreign countries, especially those with highly inflationary economies. We currently do not engage in foreign exchange hedging activities and, although we have not yet experienced any material losses due to foreign currency fluctuation, our international revenues are currently subject to the risks of foreign currency fluctuations and such risks will increase as our international revenues increase.

         REGULATIONS OR CONSUMER CONCERNS REGARDING PRIVACY ON THE INTERNET COULD LIMIT MARKET ACCEPTANCE OF OUR PRODUCTS AND SERVICES.

         Our products and services will allow our customers to develop and maintain Web user profiles to tailor content to specific users. Profile development involves both data supplied by the user and data derived from the user's Web site behavior. Privacy concerns may cause users to resist providing personal data or to avoid Web sites that track user behavior. In addition, legislative or regulatory requirements may heighten consumer concerns if businesses must notify Web site users that user profile data may be used to direct product promotion and advertising to users. Other countries and political entities, such as the European Union, have adopted such legislation or regulatory requirements. The United States may do so in the future. If privacy legislation is enacted or consumer privacy concerns limit the market acceptance of personalization software, our business, financial condition and operating results could be harmed.

         We use cookies to provide users convenient access to the Web sites they are minding and to track demographic information and user preferences. A cookie is information keyed to a specific user that is stored on a computer's hard drive, typically without the user's knowledge. Cookies are generally removable by the user, although removal could affect the content available on a particular site. A number of governmental bodies and commentators in the United States and abroad have urged passage of laws limiting or abolishing the use of cookies. If such laws are passed or if users begin to delete or refuse cookies as a common practice, market demand for our products and services could be reduced.

         ACTIONS BY MAJOR WEB SITE PROVIDERS TO BLOCK OUR SOFTWARE FROM MINDING THEIR SITES COULD LIMIT MARKET ACCEPTANCE OF OUR PRODUCTS.

         One of the primary benefits of our products and services is that they bring users back to a Web site through click-throughs on links within our change notifications. This is generally very beneficial to Web site providers. These providers do, however, have the ability to detect our monitoring of their sites and could block our access to their site. Widespread blocking of us by major Web sites could seriously limit market acceptance of our products.

         THERE ARE MANY COMPANIES PROVIDING COMPETING PRODUCTS AND SERVICES.

         There are few substantial barriers to entry and we expect that we will face additional competition from existing competitors and new market entrants in the future.

         We currently face direct competition with respect to individual elements of our MAP including Sync-it, Browse-it and Mind-it. Sync-it faces competition from Advanced Systems Network, Inc., Aether Software, Chapura, Inc., DataViz, Inc., Extended Systems, Inc., FusionOne, Inc., IBM Corporation, Laplink.com, Inc., Motorola, Inc., Phone.com, Inc. and River Run Computers, Inc. Browse-it's transformation and mobile content distribution features face competition from AvantGo, Inc., Broadvision, Inc., InfoSpace, Inc., OpenTV, Inc. and Oracle Corporation. Finally, Mind-it faces competition from Aeneid Corporation, Alerts.com, Inc., and The Informant in the area of alerts and notifications and competition from MicroStrategy, Inc., Net Perceptions, Inc. and Personify, Inc. in the areas of personalization, profiling and analytics. In addition to direct competition noted above, we face indirect competition from existing and potential customers that may provide internally developed solutions to each element of MAP.

         Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Our larger competitors may be able to provide customers with additional benefits in connection with their Internet systems and network solutions, including reduced communications costs. As a result, these companies may be able to price their products and services more competitively than we can and respond more quickly than us to new or emerging technologies and changes in customer requirements. If we are unable to compete successfully against our current or future competitors, we may lose market share, and our business and prospects would suffer.

         Increased competition could result in:

         -    price and revenue reductions and lower profit margins;

         -    loss of customers or failure to obtain additional customers; and

         -    loss of market share.

         Any one of these could materially and adversely affect our business, financial condition and results of operations.

         THE INTEGRATION OF KEY NEW EMPLOYEES AND OFFICERS INTO OUR MANAGEMENT TEAM HAS INTERFERED, AND WILL CONTINUE TO INTERFERE, WITH OUR OPERATIONS.

         We have recently hired a number of key employees and we are currently seeking additional engineering, and sales and marketing personnel. In addition, there has been turnover among our officers as two individuals added as officers at the closing of the NetMind merger have since left Pumatech. To integrate into our company, new employees must spend a significant amount of time learning our business model and management system, in addition to performing their regular duties. Accordingly, the integration of new personnel has resulted and will continue to result in some disruption to our ongoing operations. If we fail to complete this integration in an efficient manner, our business and financial results will suffer.

         WE MUST RETAIN AND ATTRACT KEY EMPLOYEES OR ELSE WE MAY NOT GROW OR BE SUCCESSFUL.

         We are highly dependent on key members of our management and engineering staff. The loss of one or more of these officers or key employees might impede the achievement of our business objectives. Furthermore, recruiting and retaining qualified technical personnel to perform research, development and technical support is critical to our success. If our business grows, we will also need to recruit a significant number of management, technical and other personnel for our business. Competition for employees in our industry and geographic location is intense. We may not be able to continue to attract and retain skilled and experienced personnel on acceptable terms.

         OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS MAY HARM OUR COMPETITIVE POSITION.

         We rely on a combination of patents, copyrights, trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our products and services. However, we will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property.

         Although we currently have 12 issued United States patents and have an additional 12 patent applications pending, we cannot be certain that such patents and patent applications will provide an adequate level of intellectual property protection. In addition, we have corresponding international patent applications pending under the Patent Cooperation Treaty in countries to be designated at a later date with respect to some of the patents. We cannot be certain that any pending or future patent applications will be granted, that any pending or future patents will not be challenged, invalidated or circumvented, or that rights granted under any patent that may be issued will provide competitive advantages to us.

         We have also provided our source code under escrow agreements and to foreign translators which may increase the likelihood of misappropriation by third parties.

         We have applied for trademarks and service marks on certain terms and symbols that we believe are important for our business. However, the steps we have taken to protect our technology or intellectual property may be inadequate. Our competitors may independently develop technologies that are substantially equivalent or superior to ours. Moreover, in other regions where we do business, such as in Africa, Asia-Pacific and Europe, there may not be effective legal protection of patents and other proprietary rights that we believe are important to our business.

         As a matter of company policy, we enter into confidentiality and assignment agreements with our employees, consultants and vendors. We also control access to and distribution of our software, documents and other proprietary information. Notwithstanding these precautions, it may be possible for an unauthorized third party to copy or otherwise obtain and use our software or other proprietary information or to develop similar software independently. Policing unauthorized use of our products is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software and other transmitted data. The laws of other countries may afford us little or no effective protection of our intellectual property. The steps we have taken to prevent misappropriation of our technology, including entering into agreements for that purpose may be insufficient. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of our management resources, either of which could harm our business.

         WE MAY BE UNABLE TO LICENSE NECESSARY TECHNOLOGY AND WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS BY THIRD PARTIES.

         Our commercial success will also depend in part on not infringing the proprietary rights of others and not breaching technology licenses that cover technology used in our products. It is uncertain whether any third party patents will require us to develop alternative technology or to alter our products or processes, obtain licenses or cease activities that infringe on third party's intellectual property rights. If any such licenses are required, we may not be able to obtain such licenses on commercially favorable terms, if at all. Our failure to obtain a license to any technology that we may require to commercialize our products and services could cause our business and prospects to suffer. Litigation may also be necessary to enforce any patents issued or licensed to us or to determine the scope and validity of third party proprietary rights.

         WE ARE DEPENDENT ON NON-EXCLUSIVE LICENSES FOR CERTAIN TECHNOLOGY INCLUDED IN OUR PRODUCTS.

         We depend on development tools provided by a limited number of third party vendors. Together with application developers, we rely primarily upon software development tools provided by companies in the PC and mobile computing device industries. If any of these companies fail to support or maintain these development tools, we will have to support the tools ourselves or transition to another vendor. Any maintenance or our support of the tools or transition could be time consuming, could delay product release and upgrade schedule and could delay the development and availability of third party applications used on our products. Failure to procure the needed software development tools or any delay in availability of third party applications could negatively impact our ability and the ability of third party application developers to release and support our products or they could negatively and materially affect the acceptance and demand for our products, business and prospects.

         The risks associated with such non-exclusive third party licenses:

         - If we are unable to continue to license the technology or to license other necessary technologies for use with our products or if there are substantial increases in royalty payments under third-party licenses, it could jeopardize our operating results.

         - The effective implementation of our products depends upon the successful operation of these licenses in conjunction with our products, and therefore any undetected errors in products resulting from such licenses may prevent the implementation or impair the functionality of our products, delay new product introductions and injure our reputation. Such problems could have a material adverse effect on our business, operating results and financial condition.

         - Although we are generally indemnified against claims that the third party technology we license infringes the proprietary rights of others, this indemnification is not always available for all types of intellectual property rights (for example, patents may be excluded) and, in some cases, the scope of such indemnification is limited. Even if we receive broad indemnification, third party indemnitors are not always well-capitalized and may not be able to indemnify us in the event of infringement, resulting in substantial exposure to us. There can be no assurance that infringement or invalidity claims arising from the incorporation of third party technology in our products, and claims for indemnification from our customers resulting from these claims, will not be asserted or prosecuted against us. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product redevelopment costs and delays, all of which could materially adversely affect our business, operating results and financial condition.

         OUR PRODUCTS MAY CONTAIN PRODUCT ERRORS THAT COULD SUBJECT US TO PRODUCT LIABILITY CLAIMS.

         Our products may contain undetected errors or failures when first introduced or as new versions are released, which can result in loss of or delay in market acceptance and could adversely impact future operating results. We do not currently maintain product liability insurance. Although our license agreements contain provisions limiting our liability in the case of damages resulting from use of the software, in the event of such damages, we may be found liable, and in such event such damages could materially adversely affect our business, operating results and financial condition.

         IMPACT OF YEAR 2000

We are currently not aware of Year 2000 problems in any of our products, critical systems or services. However, the success to date of our Year 2000 efforts cannot guarantee that a Year 2000 problem affecting third parties upon which we rely will not become apparent in the future.

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell the shares from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers. The selling stockholders may sell their shares in one or more of, or a combination of:

         - a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         - purchases by a broker-dealer as principal and resale by a broker-dealer for our account under this prospectus,

         - an exchange distribution in accordance with the rules of an exchange,

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

         -    privately negotiated transactions.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the amendment or supplement will disclose:

         - the name of each selling stockholder and of the participating broker-dealer(s),

         -    the number of shares involved,

         -    the price at which the shares were sold,

         - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

         - that a broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         -    other facts material to the transaction.

         From time to time, a selling stockholder may transfer, pledge, donate or assign our shares of common stock to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of shares of common stock beneficially owned by the selling stockholder will decrease as and when it takes such actions. The plan of distribution for the selling stockholders' shares of common stock sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. Upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

         The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

         In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

         In addition, any securities covered by this prospectus that qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

         We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify specific persons, including broker-dealers and agents, against specific liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

         We have agreed to maintain the effectiveness of this registration statement until each selling stockholder can sell all of the shares it holds under Rule 144(k) promulgated under the Securities Act. The selling stockholders may sell all, some or none of the shares offered by this prospectus.

                              SELLING STOCKHOLDERS

         The table below lists the selling stockholders, the number of shares of our common stock which each owned prior to the offering, the number of shares of our common stock subject to sale pursuant to this Prospectus, and the number of the shares of our common stock which each would own assuming that such number of shares were offered and assuming the sale of all such shares permitted to be sold.

                                                     SHARES               SHARES TO BE                SHARES
                                               BENEFICIALLY OWNED          SOLD IN THE          BENEFICIALLY OWNED
SELLING STOCKHOLDERS(1)                        PRIOR TO OFFERING            OFFERING           AFTER THE OFFERING(2)
John W. Stossel                                     122,746                  122,746                      0
2369 Loma Park Ct                                    20,607                   20,607
San Jose, CA 95124

Narendra M. Bhat                                      8,563                    8,563                      0
3730 Arlene Court                                     1,437                    1,437
Fremont, CA 94536

Richard J. Bietz, Jr                                 10,000                   10,000                      0
14081 Alta Vista
Saratoga, CA 95070

Geoffrey Stutchman                                    5,000                    5,000                      0
16124 Greenwood Lane
Monte Sereno, CA 95030

Vanteon Corporation                                 171,026                  171,026                      0
Attn:  Robert M. Salisbury
2851 Clover Street
Pittsford, NY 14534

SwiftTouch Corporation                              100,000                  100,000                      0
Robert Miller
1D Carnation Circle
Reading, MA 01867

--------------------
(1) The selling stockholders each own less than 1% of the outstanding shares of our common stock.
(2) Assumes the sale of all of the offered shares.

                                  LEGAL MATTERS

         Our legal counsel, General Counsel Associates LLP, 1891 Landings Drive, Mountain View, California 94043, has rendered an opinion to the effect that the common stock offered hereby is duly and validly issued, fully paid and non-assessable. Attorneys in the firm of General Counsel Associates LLP own approximately 4,900 shares of Puma's common stock.

                                     EXPERTS

         The financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K of Puma Technology, Inc. for the year ended July 31, 2000 and the audited historical financial statements for the year ended July 31, 2000 included in Puma Technology, Inc.'s Report on Form 8-K dated October 17, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              PUMA TECHNOLOGY, INC.

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

 Item
Number
-------

Item 14     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

            The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission and NASD fees are estimates.

     Registration fee--Securities and Exchange Commission            $   948.25
     NASD fees                                                       $    4,404
     Accounting fees                                                 $   15,000
     Legal fees and expenses                                         $   20,000
     Miscellaneous                                                   $    5,000
                                                                      ---------
     Total                                                           $45,352.25

* Represents expenses relating to the distribution by the selling stockholders pursuant to the Prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by us on behalf of the selling stockholders.

Item 15     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by the Delaware General Corporation Law, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including the circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We understand that the staff of the Securities and Exchange Commission is of the opinion that statutory charter and contractual provisions as are described above have no effect on claims arising under the federal securities law.

Item 16  EXHIBITS.

       Exhibit
       Number
       -------
         2.1      Interest Purchase Agreement among Puma Technology, Inc., Dry
                  Creek Software, LLC. and the The Dry Creek Members
         2.2      Asset Purchase Agreement by and among Puma Technology,
                  Inc., dba Pumatech, Inc., Vanteon
                  Corporation and The Windward Group.
         2.3      Product Acquisition Agreement between Puma Technology, Inc., dba Pumatech, Inc. and SwiftTouch Corporation
         5.1      Opinion of General Counsel Associates LLP
        23.1      Consent of Independent Accountants
        23.2      Consent of General Counsel Associates LLP (Included in
                  Exhibit 5.1)
        24.1      Power of Attorney (contained on Page II-4)

Item 17  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant, PUMA TECHNOLOGY, INC., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 1, 2000.


                                    PUMA TECHNOLOGY, INC.

                                    By:      /s/ KELLY J. HICKS
                                    Kelly J. Hicks, Vice President of Operations
                                    and Chief Financial Officer


                                POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kelly J. Hicks, Karen A. Ammer and Adele
C. Freedman, jointly and severally, as his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.


            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on December 1, 2000 in the capacities indicated.

              SIGNATURES                                        TITLE

         /s/ Michael M. Clair                        Chairman of the Board of Directors
-----------------------------------------
         MICHAEL M. CLAIR


         /s/ Bradley A. Rowe                         Chief Executive Officer and Director
-----------------------------------------            (Principal Executive Officer)
         BRADLEY A. ROWE


         /s/ Kelly J. Hicks                          Vice President of Operations and
-----------------------------------------            Chief Financial Officer
         KELLY J. HICKS                              (Principal Financial and Accounting Officer)


         /s/ M. Bruce Nakao                          Director
-----------------------------------------
         M. BRUCE NAKAO


         /s/ Stephen A. Nichol                       Director
-----------------------------------------
         STEPHEN A. NICOL


         /s/ Tyrone F. Pike                          Director
-----------------------------------------
         TYRONE F. PIKE


         /s/ Gary Rieschel                           Director
-----------------------------------------
         GARY RIESCHEL
